Exhibit 99.1

Bogota Financial Corp. Reports Results for the

Three and Six Months Ended June 30, 2021

NEWS PROVIDED BY

Bogota Financial Corp.

Teaneck, New Jersey, August 3, 2021 – – Bogota Financial Corp. (the “Company”) (NASDAQ: BSBK), the holding company for Bogota Savings Bank (the “Bank”), reported net income for the three months ended June 30, 2021 and 2020 of $1.4 million. The Company reported net income for the six months ended June 30, 2021 of $4.4 million compared to net income of $65,000 for the comparable prior year period. The Company recorded a bargain purchase gain of $1.9 million associated with the acquisition of Gibraltar Bank in February 2021. Also, during the six months ended June 30, 2021, the Company had merger-related expenses of $392,000. The Company contributed cash and stock with a value of $2.9 million ($2.1 million after-tax) to the Bogota Charitable Foundation during the six months ended June 30, 2020. Excluding the bargain purchase gain and the merger-related expenses in 2021 and the contribution to the charitable foundation in 2020, net income for the six months ended June 30, 2021 and 2020 would have been $2.9 million and $65,000, respectively1.

On January 15, 2020, the Company became the holding company for the Bank when it completed the reorganization of the Bank into a two-tier mutual holding company form of organization. In connection with the reorganization, the Company sold 5,657,735 shares of common stock at a price of $10 per share, for gross proceeds of $56.6 million. The Company also issued 263,150 shares of common stock and $250,000 in cash to Bogota Savings Bank Charitable Foundation, Inc., and issued 7,236,640 shares of common stock to Bogota Financial, MHC, its New Jersey-chartered mutual holding company. Shares of the Company’s common stock began trading on January 16, 2020 on the Nasdaq Capital Market under the trading symbol “BSBK.”

On February 28, 2021, the Company completed its acquisition of Gibraltar Bank and as part of the transaction, the Company acquired $106.0 million in assets including $77.0 million in loans, assumed $81.4 million in deposits and issued 1,267,916 shares of its common stock to Bogota Financial, MHC. The conversion and consolidation of data processing platforms, systems and customer files is expected to occur in August 2021. The merger added three branches to the Bank’s network and on June 29th the Bank opened a new branch in Hasbrouck Heights, New Jersey, which provides additional offices for staff.

Other Financial Highlights:

•

Total assets increased $77.9 million, or 10.5%, to $818.9 million at June 30, 2021 from $740.9 million at December 31, 2020, primarily due to acquiring $106.0 million in assets from the Gibraltar Bank acquisition.

•	Net loans increased $26.1 million, or 4.7%, to $584.6 million at June 30, 2021 from $557.7 million at December 31, 2020.

•	Total deposits were $569.2 million, increasing $67.2 million, or 13.4%, during the six months ended June 30, 2021 compared to $502.0 million at December 31, 2020.

[1]	This number represents a non-GAAP Financial Measure. Please see “Reconciliation of GAAP to Non-GAAP” contained at the end of this release.

•

Return on average assets was 1.12% for the six-month period ended June 30, 2021 compared to 0.04% for the corresponding period of 2020. Without the bargain purchase gain and merger-related expenses in 2021 and the charitable foundation contribution in 2020, the return on average assets would have been 0.38% and 0.22% for the six-month periods ended June 30, 2021 and 2020, respectively[2].

•

Return on average equity was 6.46% for the six-month period ended June 30, 2021 compared to 0.29% for the corresponding period of 2020. Without the bargain purchase gain and merger-related expenses in 2021 and the charitable foundation contribution in 2020, the return on average equity would have been 2.20% and 2.33% for the six-month periods ended June 30, 2021 and 2020, respectively[2].

Joseph Coccaro, President and Chief Executive Officer, said, “During the second quarter, we have worked on the integration of Gibraltar Bank while working toward the system conversion to take place during August. Also in the second quarter, we have opened our Hasbrouck Heights branch which is our sixth branch location and also contains additional office space for the Bank. The Bank will have the grand opening of the new branch on August 4th.”

“We are pleased with our continued strategy to expand our loan portfolio and the positive overall impacts of doing so on assets and income. We continue our efforts to expand our market presence, improve and expand our technology platform and offerings and manage our interest rate risk.”

Mr. Coccaro further stated, “We are pleased with our first half results and we continue to enjoy strong credit quality as non-performing loans and criticized assets remain very low. We are off to a very strong start for 2021 with our net interest margin rising 61 basis points on a year over year comparison. We have finished a second round of SBA PPP loans and look forward to continuing to serve our communities going forward. The economic impact of the COVID-19 pandemic on the Company’s operations was not material during 2021. Our loan deferrals are down to five loans as of June 30, 2021.”

Paycheck Protection Program

As a qualified Small Business Administration lender, the Company was automatically authorized to originate loans under the Paycheck Protection Program (“PPP”). During 2020, the Company received and processed 113 PPP applications totaling $10.5 million. The Company completed the second round of PPP loans and during the first six months of 2021 the Company received and processed 54 PPP applications totaling $6.9 million.

COVID

The Company is also providing assistance to individuals and small business clients directly impacted by the COVID-19 pandemic by allowing borrowers to modify their loans to defer principal and/or interest payments. Through December 31, 2020, the Company granted 172 loan modifications totaling $67.9 million, of which 137 loans remained in the portfolio at June 30, 2021, totaling $55.8 million, which represented 9.6% of the total loan portfolio. As of June 30, 2021, five loans, all of which are within the one-to-four family residential real estate portfolio, are still requesting deferral, which represents $884,000 or 0.2% of net loans.

Income Statement Analysis

Net interest income increased by $1.5 million, or 45.3%, to $4.8 million for the three months ended June 30, 2021 as compared to the second quarter of 2020. During the same period, the Company’s net interest margin increased from 1.88% to 2.44%, while the ratio of average interest-earning assets to average interest-bearing liabilities increased 0.12% to 122.55%. The increase in net interest margin during the three months ended June 30, 2021 was mostly due to a lower cost of funds.

[2]	This number represents a non-GAAP Financial Measure. Please see “Reconciliation of GAAP to Non-GAAP” contained at the end of this release

The Company reported a credit to the provision for loan losses of $54,000 for the three-month period ended June 30, 2021 compared to a $225,000 provision for loan losses during the same period last year. The repayments of residential loans during the first quarter of 2021 and the improved economic outlook related to the COVID-19 pandemic were the main reasons for the decrease in the allowance for loan losses.

Non-interest income was $533,000 for the three months June 30, 2021, a decrease of $234,000, or 30.5%, compared to $768,000 in the prior year period. The decrease was due to $604,000 lower income on bank owned life insurance. Last year the Bank collected $648,000 in death proceeds. This was offset by a $284,000 gain on the sale of $9.4 million of residential loans during the three months ended June 30, 2021.

Non-interest expenses increased $1.4 million to $3.6 million for the three months ended June 30, 2021 from $2.2 million in the comparable 2020 period. Expenses for the three months ended June 30, 2021 included an entire quarter of operating expenses for Gibraltar Bank. Merger expenses decreased $318,000 associated with the Gibraltar Bank acquisition. Salaries and employee benefits increased $833,000, or 69.3%, which was attributable to adding the new Gibraltar Bank employees. Data processing expense increased $147,000, or 89.2%, due to higher data processing costs associated with running two core systems. The increase of other general operating expenses was mainly due to operating a larger organization resulting from the acquisition and establishing the new branch location in Hasbrouck Heights.

Net interest income increased by $2.9 million, or 46.8%, to $9.4 million for the six months ended June 30, 2021 as compared to the first six months ended June 30, 2020. During the same period, the Company’s net interest margin increased from 1.85% to 2.46%, while the ratio of average interest-earning assets to average interest-bearing liabilities increased 0.4% to 122.40%. The increase in net interest margin during the six months ended June 30, 2021 was mostly due to a lower cost of funds.

The Company reported a credit to the provision to the allowance for loan losses of $113,000 for the six-month period ended June 30, 2021 compared to a $250,000 provision for loan losses during the same period last year. The repayments of residential loans during the first quarter of 2021 and the improved economic outlook related to the COVID-19 pandemic were the main reasons for the decrease in the allowance for loan losses.

Non-interest income was $2.9 million for the six months ended June 30, 2021, an increase of $2.0 million, or 220.8%, compared to $889,000 in the prior year period. The increase was due to the $1.9 million bargain purchase gain on the Gibraltar Bank merger and a $520,000 gain on the sale of $15.7 million of residential loans. This was offset by $614,000 lower income on bank owned life insurance. Last year the Bank collected $648,000 in death proceeds during the six months ended June 30, 2021.

Non-interest expense decreased $223,000 from $7.2 million for the six months ended June 30, 2020 to $7.0 million for the 2021 six month period. Salaries and employee benefits increased $1.1 million, or 45.3%, which was attributable to adding the new Gibraltar Bank employees. Data processing costs increased $210,000, or 67.3%, due to higher costs associated with running two core systems. Expenses for the six months ended June 30, 2020 included a $2.9 million contribution to the Bogota Charitable Foundation that was formed during the reorganization of the Bank into a two-tier mutual holding company form of organization. The increase of other general operating expenses was mainly due to increases in professional fees associated with the expense of becoming a public company. Without the contribution to the charitable foundation in 2020 and the core conversion expense in 2021, non-interest expense would have increased $2.3 million to $6.7 million compared to the same period last year.

Balance Sheet Analysis

Total assets were $818.9 million at June 30, 2021, representing an increase of $77.9 million, or 10.5%, from December 31, 2020. Cash and cash equivalents increased $20.3 million during the period primarily due to $19.3 million in cash from the Gibraltar Bank acquisition. Net loans increased $26.1 million or 4.7%, due to new production of $36.2 million, consisting of a relatively equal mix of residential real estate loans and commercial real estate loans and $77.0 million of loans acquired from Gibraltar Bank, which was offset by $15.7 million of loans sold and $70.3 million in repayments. Securities held to maturity increased $20.2 million due to the purchase of corporate bonds and mortgage-backed securities with excess cash and $7.0 million of securities acquired from Gibraltar Bank.

Delinquent loans increased $852,000, or 96.0%, during the six-month period ended June 30, 2021, finishing at $1.7 million or 0.30% of total loans. During the same timeframe, non-performing assets decreased $8,000 or 1.2%, to $685,000 and were 0.08% of total assets at June 30, 2021. The Company’s allowance for loan losses was 0.36% of total loans and 310.90% of non-performing loans at June 30, 2021.

Total liabilities increased $61.8 million, or 10.1%, to $674.2 million mainly due to deposits and borrowings acquired from Gibraltar Bank. Deposits increased $67.2 million, or 13.4%, which included $81.4 million of deposits acquired from Gibraltar Bank offset by a $14.2 million run-off of deposits reducing excess liquidity. Federal Home Loan Bank advances decreased $7.3 million, or 7.0%, as the $10.0 million of borrowings acquired from Gibraltar Bank were offset by $17.3 million of borrowings that matured.

Stockholders’ equity increased $16.2 million to $144.6 million, as a result of $11.5 million of capital acquired from Gibraltar Bank and net income of $4.4 million for the six months ended June 30, 2021. At June 30, 2021, the Company’s ratio of average stockholders’ equity-to-total assets was 17.43%, compared to 17.25% at June 30, 2020.

EXPLANATORY NOTE

The Company was formed to serve as the mid-tier stock holding company for the Bank in connection with the reorganization of the Bank and its mutual holding company, Bogota Financial, MHC, into the two-tier mutual holding company structure.

About Bogota Financial Corp.

Bogota Financial Corp. is a Maryland corporation organized as the mid-tier holding company of Bogota Savings Bank and is the majority-owned subsidiary of Bogota Financial, MHC. Bogota Savings Bank is a New Jersey chartered stock savings bank that has served the banking needs of its customers in northern and central New Jersey since 1893. It operates from six offices located in Bogota, Hasbrouck Heights, Newark, Oak Ridge, Parsippany and Teaneck, New Jersey.

Forward-Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative, accounting, tax and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 pandemic on the Company’s business. The extent of such impact will depend on future developments, which are highly uncertain, including if the coronavirus can continue to be controlled and abated and if and how the economy may remain open. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following risks, any of which could have a material, adverse effect on the Company’s business, financial condition, liquidity, and results of operations: demand for the Company’s products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially remain open, and higher levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; the Company’s allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect the Company’s net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; the Company’s cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experience additional resolution costs.

The Company undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of	As of
	June 30, 2021	December 31, 2020
	(unaudited)
Assets
Cash and due from banks	$6,153,193	$5,957,564
Interest-bearing deposits in other banks	94,517,618	74,428,175

Cash and cash equivalents	100,670,811	80,385,739
Securities available for sale	11,223,212	11,870,508
Securities held to maturity (fair value of $78,486,099 and $58,872,451, respectively)	77,656,637	57,504,443
Loan held for sale	893,600	—
Loans, net of allowance of $2,128,174 and $2,241,174, respectively	583,751,887	557,690,853
Premises and equipment, net	7,896,029	5,671,097
Federal Home Loan Bank (FHLB) stock and other restricted securities	5,457,100	5,928,100
Accrued interest receivable	2,690,816	2,855,425
Core deposit intangibles	380,331	—
Bank-owned life insurance	25,150,470	16,915,637
Other assets	3,081,402	2,083,076

Total Assets	$818,852,295	$740,904,878

Liabilities and Equity
Non-interest bearing deposits	$31,771,385	$27,061,629
Interest bearing deposits	537,419,334	474,911,402

Total Deposits	569,190,719	501,973,031
FHLB advances	96,996,554	104,290,920
Advance payments by borrowers for taxes and insurance	3,566,955	2,560,089
Other liabilities	4,475,965	3,612,762

Total liabilities	674,230,193	612,436,802

Commitments and Contingencies	—	—
Stockholders’ Equity
Preferred stock $0.01 par value 1,000,000 shares authorized, none issued and outstanding at June 30, 2021 and December 31, 2020.	—	—
Common stock $0.01 par value, 30,000,000 shares authorized, 14,425,441 issued and outstanding at June 30, 2021 and 13,157,525 at December 31, 2020	144,254	131,575
Additional Paid-In capital	68,437,376	56,975,187
Retained earnings	81,804,768	77,359,737
Unearned ESOP shares (476,721 at June 30, 2021 and 489,983 shares at December 31, 2020)	(5,574,808)	(5,725,410)
Accumulated other comprehensive loss	(189,488)	(273,013)

Total stockholders’ equity	144,622,102	128,468,076

Total liabilities and stockholders’ equity	$818,852,295	$740,904,878

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
	(unaudited)
Interest income
Loans	$5,684,881	$5,245,931	$11,149,842	$10,343,182
Securities
Taxable	388,604	405,146	1,062,151	836,199
Tax-exempt	12,798	13,220	25,383	24,881
Other interest-earning assets	115,256	151,913	238,260	529,276

Total interest income	6,201,539	5,816,210	12,475,636	11,733,538

Interest expense
Deposits	1,050,546	2,041,512	2,314,228	4,357,833
FHLB advances	376,508	488,854	807,633	1,005,926

Total interest expense	1,427,054	2,530,366	3,121,861	5,363,759

Net interest income	4,774,485	3,285,844	9,353,775	6,369,779
(Credit) Provision for loan losses	(54,000)	225,000	(113,000)	250,000

Net interest income after (credit) provision for loan losses	4,828,485	3,060,844	9,466,775	6,119,779

Non-interest income
Fees and service charges	68,576	12,327	121,103	32,045
Gain on sale of loans	284,065	—	520,102	—
Bargain purchase gain	—	—	1,933,397	—
Bank-owned life insurance	145,167	749,091	234,833	848,802
Other	35,480	6,228	42,459	8,182

Total non-interest income	533,288	767,646	2,851,894	889,029

Non-interest expense
Salaries and employee benefits	2,035,467	1,202,387	3,574,387	2,459,986
Occupancy and equipment	294,694	159,376	561,173	328,916
FDIC insurance assessment	69,300	26,000	114,300	71,000
Data processing	312,527	165,211	520,836	311,237
Advertising	60,000	42,180	120,000	101,814
Director fees	216,880	178,894	415,119	365,176
Professional fees	208,849	192,572	467,766	324,906
Merger fees	73,932	—	392,197	—
Core conversion costs	—	—	360,000	—
Contribution to charitable foundation	—	—	—	2,881,500
Other	305,484	193,070	483,801	387,771

Total non-interest expense	3,577,133	2,159,690	7,009,579	7,232,306

Income (loss) before income taxes	1,784,640	1,668,800	5,309,090	(223,498)
Income tax (benefit) expense	345,916	265,727	864,059	(288,988)

Net income	$1,438,724	$1,403,073	$4,445,031	$65,490

Earnings per Share (basic and diluted)	$0.10	$0.11	$0.33	$0.01
Weighted average shares outstanding	13,945,423	12,650,748	13,528,822	11,675,010

BOGOTA FINANCIAL CORP.

SELECTED RATIOS

	(unaudited)
	At or For the Three Months Ended June 30,		At or For the Six Months Ended June 30,
	2021	2020	2021	2020
Performance Ratios (1):
Return on average assets (2)	0.70%	0.77%	1.12%	0.04%
Return on average equity (3)	4.00%	4.46%	6.46%	0.22%
Interest rate spread (4)	2.28%	1.55%	2.27%	1.50%
Net interest margin (5)	2.44%	1.88%	2.46%	1.85%
Efficiency ratio (6)	67.39%	53.28%	57.43%	99.64%
Average interest-earning assets to average interest-bearing liabilities	122.55%	122.67%	122.40%	121.99%
Net loans to deposits	102.56%	119.35%	102.56%	119.35%
Equity to assets (7)	17.43%	17.25%	17.43%	17.25%
Capital Ratios:
Tier 1 capital to average assets			17.67%	17.59%
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans			0.36%	0.38%
Allowance for loan losses as a percent of non-performing loans			310.90%	335.87%
Net recoveries to average outstanding loans during the period			0.00%	0.00%
Non-performing loans as a percent of total loans			0.12%	0.11%
Non-performing assets as a percent of total assets			0.08%	0.09%

(1)	Performance ratios are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average stockholders’ equity.
(4)

Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 30%.

(5)

Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 30% for 2021 and 2020.

(6)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(7)	Represents average equity divided by average total assets.

BOGOTA FINANCIAL CORP.

RECONCILIATION OF GAAP TO NON-GAAP

(unaudited)

The Company’s management believes that the presentation of net income on a non-GAAP basis, excluding nonrecurring items, provides useful information for evaluating the Company’s operating results and any related trends that may be affecting the Company’s business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP.

	Three months ended June 30, 2021
	Income Before Income Taxes	Provision for Income Taxes	Net Income
GAAP basis	$1,784,640	$345,916	$1,438,724
Add: merger-related expenses	73,932	—	73,932

Non-GAAP basis	$1,858,572	$345,916	$1,512,656

	Three months ended June 30, 2020
	Income Before Income Taxes	Provision for Income Taxes	Net Income
GAAP basis	$1,668,800	$265,727	$1,403,073
Add: merger-related expenses	$—	$—	$—

Non-GAAP basis	$1,668,800	$265,727	$1,403,073

	Six months ended June 30, 2021
	Income Before Income Taxes	Provision for Income Taxes	Net Income
GAAP basis	$5,309,090	$864,059	$4,445,031
Add: merger and acquisition related expenses	392,197	—	392,197
ADD: Charitable Foundation Contribution	—	—	—
Less: Bargain purchase gain	(1,933,397)	—	(1,933,397)

Non-GAAP basis	$3,767,890	$864,059	$2,903,831

	Six months ended June 30, 2020
	Income Before Income Taxes	Provision for Income Taxes	Net Income
GAAP basis	$(223,498)	$(288,988)	$65,490
Add: merger and acquisition related expenses	—	—	—
Add: Charitable Foundation Contribution	2,881,500	809,990	2,071,510
Less: Bargain purchase gain	—	—	—

Non-GAAP basis	$(223,498)	$(288,988)	$65,490

	Six months ended June 30,
Return on average assets (annualized):	2021	2020

GAAP	1.12%	0.04%
Non-GAAP	0.38%	0.22%
Return on average equity (annualized):
GAAP	6.46%	0.29%
Non-GAAP	2.20%	2.33%

Contacts

Joseph Coccaro – President & CEO, 201-862-0660 ext. 1110